UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:           August 21, 2015

(Date of earliest event reported)

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:   1-12441

Minnesota	41-1276891
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One St. Jude Medical Drive,

St. Paul, MN 55117

(Address of principal executive offices, including zip code)

(651) 756-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

On August 21, 2015, St. Jude Medical, Inc., a Minnesota corporation (“St. Jude Medical” or the “Company”), entered into a 5-year $2.6 billion term loan facility (the “Term Facility”) the terms of which are set forth in a term loan agreement, among St. Jude Medical, as borrower, Bank of America, N.A., as administrative agent and lender, and other lenders party thereto (the “Term Loan Agreement”).  The Term Facility provides for up to $2.1 billion of term loans (under tranche 1 thereunder) to be used to finance a portion of the Company’s acquisition of Thoratec Corporation, a California corporation, and to pay fees and expenses related thereto.  The Term Facility also provides for up to $500 million of term loans (under tranche 2 thereunder) to be used to refinance certain existing indebtedness of St. Jude Medical and for general corporate purposes.  Upon entry into the Term Loan Agreement, the commitments under the Company’s previously disclosed commitment letter with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was entered into on July 21, 2015, were automatically reduced by $2.1 billion.  Any borrowings under tranche 1 or tranche 2 of the Term Facility will mature on the fifth anniversary of the closing date thereunder.  Borrowings under the Term Facility will bear interest, at the election of the Company, at a rate equal to LIBOR plus an applicable margin or the base rate plus an applicable margin, in each case subject to adjustment in the event of a change in the Company’s credit ratings.  The Term Facility contains certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings and, in each case, similar to those set forth in the Credit Agreement described below.

Also on August 21, 2015, St. Jude Medical entered into a Multi-Year $1.5 Billion Credit Agreement (the “Credit Agreement”) with a consortium of lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender.  The Credit Agreement amends and re-states the Company’s Multi-Year $1.5 Billion Credit Agreement dated as of May 31, 2013 among St. Jude Medical, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender, and the other Lenders party thereto (the “Original Credit Agreement”).  The Credit Agreement creates a $1.5 billion unsecured revolving credit facility that the Company can draw upon (i) to refinance certain existing indebtedness of the Company, including amounts outstanding under the Original Credit Agreement and pay related fees and expenses and (ii) for general corporate purposes. The commitments under the Credit Agreement will expire on August 21, 2020. Borrowings under the Credit Agreement will initially bear interest at LIBOR plus 0.68%%, subject to adjustment in the event of a change in the Company’s credit ratings.

The Original Credit Agreement established a $1.5 billion unsecured revolving credit facility that was scheduled to expire on May 31, 2018.  Under the Original Credit Agreement, the Company was required to maintain a leverage ratio (defined as the ratio of funded debt to EBITDA) not exceeding a threshold set forth in the Original Credit Agreement. The Original Credit Agreement also contained limitations on additional liens or subsidiary indebtedness and limitations on certain acquisitions, investments and dispositions of assets.

The Credit Agreement contains various operating and financial covenants that are substantially the same as the covenants under the Original Credit Agreement. Among other requirements, the Company must have a leverage ratio (defined as the ratio of funded debt to EBITDA) not exceeding certain thresholds set forth in the Credit Agreement. The Credit Agreement also contains limitations on additional liens or subsidiary indebtedness and limitations on certain acquisitions, investments and dispositions of assets. In the event that the Company defaults and the default is continuing under the Credit Agreement, the facility may be terminated by the Lenders, and all outstanding principal and interest may become due and payable.

Bank of America, N.A. provides investment banking services to the Company from time to time, and other Lenders may also provide investment banking and other services to the Company from time to time.

The foregoing descriptions of the Term Loan Agreement and the Credit Agreement, and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Term Loan Agreement and the Credit Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03                 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Term Loan Agreement and the Credit Agreement is incorporated herein by reference.

Item 9.01                 Financial Statements and Exhibits.

(d)                 Exhibits.

Exhibit Number	Description

10.1

Five-Year $2,600,000,000 Term Loan Agreement dated as of August 21, 2015 among St. Jude Medical, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent and Lender, and the other Lenders party thereto.

10.2

Multi-Year $1,500,000,000 Credit Agreement dated as of August 21, 2015 among St. Jude Medical, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender, and the other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

St. Jude Medical, Inc.

DATE: August 24, 2015	By:	/s/ Jason Zellers
	Name:	Jason Zellers
	Title:	Vice President, General Counsel and Corporate Secretary